EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-273599) and Form S-8 (Nos. 333-258402 and 333-226487) of our report dated February 7, 2025, with respect to the consolidated financial statements of Terex Corporation and the effectiveness of internal control over financial reporting.

/s/KPMG LLP
Boston, Massachusetts
February 7, 2025